UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2014

Anadarko Petroleum Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-8968	76-0146568
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Lake Robbins Drive

                    The Woodlands, Texas 77380-1046

(Address of principal executive offices including Zip Code)

Registrant’s telephone number, including area code: (832) 636-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On February 10, 2014, the Board of Directors (the “Board”) of Anadarko Petroleum Corporation (“Anadarko” or the “Company”) elected Mr. Anthony R. Chase as a member of the Board, effective February 12, 2014. Mr. Chase was also appointed as a member of the Board’s Governance and Risk Committee.

Mr. Chase, 58, is Chairman and Chief Executive Officer of ChaseSource, L.P., a Houston-based staffing and real estate development firm, which is ranked among the nation’s largest minority-owned companies. He served as the Chairman and Chief Executive Officer of ChaseCom, L.P., a global customer relationship management and staffing services company, until its sale in 2007 to AT&T. Mr. Chase also is a tenured Professor of Law at the University of Houston, where he began teaching in 1990 and was awarded tenure in 1995. He currently serves on the board of directors of Sarepta Therapeutics, Inc. and the Plaza Group. Until his election at Anadarko, he was also a director of Western Gas Holdings, LLC, a subsidiary of Anadarko and general partner of Western Gas Partners, LP (NYSE: WES), a publicly traded midstream master limited partnership, where he had served since 2008. From 1999 to August 2010 Mr. Chase served as a director of Cornell Companies. From July 2004 to July 2008, he served as a director of the Federal Reserve Bank of Dallas, and also served as its Deputy Chairman from 2006 until his departure in July 2008. Mr. Chase is also on the board of directors of the Greater Houston Partnership, and served as its Chairman during 2012. He is also on the board of directors of the Houston Endowment and the Texas Medical Center and serves on the Board of Trustees for St. John’s School and KIPP Schools. Mr. Chase holds Bachelor of Arts, Master of Business Administration and Juris Doctor degrees from Harvard University.

In connection with his election to the Board, Mr. Chase will receive $62,500 in value of deferred shares of the Company’s common stock, which is a pro rata grant based on a full-year value of $250,000. Mr. Chase will also receive the standard Board and committee retainers and meeting fees, as well as other previously disclosed benefits, for non-management directors, plus expenses related to attendance, as well as a grant of deferred shares that is awarded on the date of the Company’s annual shareholder meeting upon each director’s election. The specific terms of these awards, as most recently approved by the Board’s Compensation and Benefits Committee, are described further in the Company’s annual proxy statement that was filed with the Securities and Exchange Commission on March 25, 2013. Mr. Chase will also enter into a director indemnification agreement with the Company, the form of which has been previously filed with the Securities and Exchange Commission.

There are no arrangements or understanding between Mr. Chase and any other person pursuant to which Mr. Chase was selected as a director. Mr. Chase does not have any family relationship with any director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer. There are no transactions in which Mr. Chase has an interest requiring disclosure under Item 404(a) of Regulation S-K.

(b) On February 11, 2014, Mr. Luke R. Corbett announced his retirement from the Board, effective immediately. Mr. Corbett’s retirement is not as a result of any disagreement with the Company. Mr. Corbett served as a member of the Board’s Governance and Risk Committee.

In addition, on February 10, 2014, Mr. Preston M. Geren III and Ms. Paula Rosput Reynolds informed the Board of their respective decisions not to stand for re-election as directors at the Company’s 2014 Annual Meeting of Stockholders. The decisions not to stand for re-election are not as a result of any disagreement with the Company. Mr. Geren serves as a member of the Board’s Governance and Risk Committee and Ms. Reynolds serves as a member of the Board’s Audit Committee.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated February 12, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANADARKO PETROLEUM CORPORATION
(Registrant)
February 12, 2014

	By:	/s/ Robert K. Reeves
Robert K. Reeves
Executive Vice President, General Counsel and Chief Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated February 12, 2014.